March 1, 2019
Forescout Technologies, Inc.
190 West Tasman Drive
San Jose, California 95134
Re:    Registration Statement on Form S‑8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Forescout Technologies, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,604,204 shares of common stock, par value $0.001 per share, consisting of: (i) 2,170,170 shares of common stock reserved for issuance under the 2017 Equity Incentive Plan and (ii) 434,034 shares of common stock reserved for issuance under the 2017 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of common stock are collectively referred to herein as the “Shares”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C